Exhibit 99.1

NEWS RELEASE

FINANCIAL NEWS BRIEF

July 25, 2023

For Immediate Release

Vicor Corporation Reports Results for the Second Quarter Ended June 30, 2023

Andover, Mass., July 25, 2023 (GLOBE NEWSWIRE) — Vicor Corporation (NASDAQ: VICR) today reported financial results for the second quarter ended June 30, 2023. These results will be discussed later today at 5:00 p.m. Eastern Time, during management’s quarterly investor conference call. The details for the call are below.

Revenues for the second quarter ended June 30, 2023 totaled $106.7 million, a 4.5% increase from $102.2 million for the corresponding period a year ago, and a 9.1% sequential increase from $97.8 million in the first quarter of 2023.

Gross margin increased to $55.2 million for the second quarter of 2023, compared to $46.8 million for the corresponding period a year ago, and increased sequentially from $46.5 million for the first quarter of 2023. Gross margin, as a percentage of revenue, increased to 51.7% for the second quarter of 2023, compared to 45.8% for the corresponding period a year ago, and from 47.6% for the first quarter of 2023.

Net income for the second quarter was $17.1 million, or $0.38 per diluted share, compared to net income of $10.6 million or $0.24 per diluted share, for the corresponding period a year ago and net income of $11.2 million, or $0.25 per diluted share, for the first quarter of 2023.

Cash flow from operations totaled $19.0 million for the second quarter, compared to cash flow from operations of $10.8 million for the corresponding period a year ago, and cash flow from operations of $10.1 million in the first quarter of 2023. Capital expenditures for the second quarter totaled $8.5 million, compared to $14.2 million for the corresponding period a year ago and $10.1 million for the first quarter of 2023. Cash and cash equivalents as of June 30, 2023 increased 5.7% sequentially to approximately $203.8 million compared to approximately $192.9 million as of March 31, 2023.

Backlog for the second quarter ended June 30, 2023 totaled $217.3 million, a 47.0% decrease from $410.0 million for the corresponding period a year ago, and 19.9% sequential decrease from $271.3 million at the end of the first quarter of 2023.

Commenting on second quarter performance, Chief Executive Officer Dr. Patrizio Vinciarelli stated: “Q2 bookings remained weak, ahead of production release of an AI platform with a Lateral Power Distribution Network (“PDN”) using a 4G ChiP-set, now expected to ramp in Q4. The same 4G ChiP-set will support a more adept Lateral-Vertical PDN, enabling a reduction of nearly 100W in total power consumption at heavy workloads and superior processor performance.”

“Further performance improvements will be enabled by 5G MCMs, raising current density by nearly 3X. High current density is necessary for 2nd Gen VPD to circumvent the stacking complexity and cost of 1st Gen VPD modules.”

“With the imminent completion of our first foundry, with 5G FPA enabling scalable, high efficiency Vertical Power Delivery (“VPD”), and with automotive electrification driving broad acceptance of ChiPs, I am confident about Vicor’s future growth and profitability.”

For more information on Vicor and its products, please visit the Company’s website at www.vicorpower.com.

Earnings Conference Call

Vicor will be holding its investor conference call today, Tuesday, July 25, 2023 at 5:00 p.m. Eastern Time. Vicor encourages investors and analysts who intend to ask questions via the conference call to register with BT Conferencing, the service provider hosting the conference call. Those registering on BT Conferencing’s website will receive a webinar link and dial-in numbers. Registration may be completed at any time prior to 5:00 p.m. on July 25, 2023. Telephone participants who are unable to register should dial 833-954-8887, followed by access code 26305285638 and passcode 95763875, before 5:00 p.m. (Eastern) on July 25, 2023. For those parties interested in listen-only mode, the conference call will be webcast via a link that will be posted on the Investor Relations page of Vicor’s website prior to the conference call. Please access the website at least 15 minutes prior to the conference call to register and, if necessary, download and install any required software. For those who cannot participate in the live conference call, a webcast replay of the conference call will also be available on the Investor Relations page of Vicor’s website.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Any statement in this press release that is not a statement of historical fact is a forward-looking statement, and, the words “believes,” “expects,” “anticipates,” “intends,” “estimates,” “plans,” “assumes,” “may,” “will,” “would,” “should,” “continue,” “prospective,” “project,” and other similar expressions identify forward-looking statements. Forward-looking statements also include statements regarding bookings, shipments, revenue, profitability, targeted markets, increase in manufacturing capacity and utilization thereof, future products and capital resources. These statements are based upon management’s current expectations and estimates as to the prospective events and circumstances that may or may not be within the company’s control and as to which there can be no assurance. Actual results could differ materially from those projected in the forward-looking statements as a result of various factors, including those economic, business, operational and financial considerations set forth in Vicor’s Annual Report on Form 10-K for the year ended December 31, 2022, under Part I, Item I — “Business,” under Part I, Item 1A — “Risk Factors,” under Part I, Item 3 — “Legal Proceedings,” and under Part II, Item 7 — “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The risk factors set forth in the Annual Report on Form 10-K may not be exhaustive. Therefore, the information contained in the Annual Report on Form 10-K should be read together with other reports and documents filed with the Securities and Exchange Commission from time to time, including Forms 10-Q, 8-K and 10-K, which may supplement, modify, supersede or update those risk factors. Vicor does not undertake any obligation to update any forward-looking statements as a result of future events or developments.

Vicor Corporation designs, develops, manufactures, and markets modular power components and complete power systems based upon a portfolio of patented technologies. Headquartered in Andover, Massachusetts, Vicor sells its products to the power systems market, including enterprise and high performance computing, industrial equipment and automation, telecommunications and network infrastructure, vehicles and transportation, and aerospace and defense electronics.

For further information contact:

James F. Schmidt, Chief Financial Officer

Office: (978) 470-2900

Email: invrel@vicorpower.com

VICOR CORPORATION

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(Thousands except for per share amounts)

	QUARTER ENDED (Unaudited)		SIX MONTHS ENDED (Unaudited)
	JUNE 30,	JUNE 30,	JUNE 30,	JUNE 30,
	2023	2022	2023	2022
Net revenues	$106,747	$102,186	$204,563	$190,468
Cost of revenues	51,574	55,337	102,856	106,018

Gross margin	55,173	46,849	101,707	84,450
Operating expenses:
Selling, general and administrative	20,375	20,035	40,598	38,603
Research and development	16,935	15,516	32,804	29,769

Total operating expenses	37,310	35,551	73,402	68,372

Income from operations	17,863	11,298	28,305	16,078
Other income (expense), net	1,776	84	3,726	246

Income before income taxes	19,639	11,382	32,031	16,324
Less: Provision for income taxes	2,537	802	3,678	754

Consolidated net income	17,102	10,580	28,353	15,570
Less: Net income (loss) attributable to noncontrolling interest	1	(13)	8	(22)

Net income attributable to Vicor Corporation	$17,101	$10,593	$28,345	$15,592

Net income per share attributable to Vicor Corporation:
Basic	$0.39	$0.24	$0.64	$0.35
Diluted	$0.38	$0.24	$0.63	$0.35

Shares outstanding:
Basic	44,230	43,973	44,196	43,963
Diluted	44,906	44,866	44,907	44,910

VICOR CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEET

(Thousands)

	JUNE 30,	DEC 31,
	2023	2022
	(Unaudited)	(Unaudited)
Assets

Current assets:
Cash and cash equivalents	$203,829	$190,611
Accounts receivable, net	63,818	65,429
Inventories	106,606	101,410
Other current assets	4,533	5,154

Total current assets	378,786	362,604
Long-term deferred tax assets	343	280
Long-term investment, net	2,591	2,622
Property, plant and equipment, net	169,401	166,009
Other assets	9,540	5,386

Total assets	$560,661	$536,901

Liabilities and Equity

Current liabilities:
Accounts payable	$15,325	$22,207
Accrued compensation and benefits	12,103	10,849
Accrued expenses	4,284	8,613
Accrued litigation	6,500	6,500
Sales allowances	2,571	1,661
Short-term lease liabilities	1,749	1,450
Income taxes payable	824	72
Short-term deferred revenue and customer prepayments	6,620	13,197

Total current liabilities	49,976	64,549
Long-term deferred revenue	1,761	145
Long-term income taxes payable	875	862
Long-term lease liabilities	7,030	7,009

Total liabilities	59,642	72,565
Equity:
Vicor Corporation stockholders’ equity:
Capital stock	369,475	360,924
Retained earnings	271,424	243,079
Accumulated other comprehensive loss	(1,195)	(988)
Treasury stock	(138,927)	(138,927)

Total Vicor Corporation stockholders’ equity	500,777	464,088
Noncontrolling interest	242	248

Total equity	501,019	464,336

Total liabilities and equity	$560,661	$536,901